SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On January 30, 2023, Trian Fund Management, L.P. (“Trian”) revised the “Meet Nelson” page on Trian’s website, www.RestoretheMagic.com. A copy of this revised page is filed herewith. The revisions include a description of Mr. Peltz’s role at Trian, his credentials, and prior proxy contents where Trian has been involved. Additionally, the methodology providing for the total shareholder return (TSR) for companies where Nelson Peltz has served on the board of directors is amended and supplemented in the below, providing for what we believe is a more complete reflection of the average TSR outperformance associated with Mr. Peltz’s board involvement at the relevant companies. Trian advises shareholders to review this methodology in place of previously disclosed methodology.

Selected Current and Former Trian Investments

[1]The Wendy's Company, The H. J. Heinz Company, Sysco Corporation, Legg Mason Inc. (on two separate occasions), Mondelēz International, Inc., The Procter & Gamble Company, Ingersoll Rand Inc., Invesco Ltd., Janus Henderson Group plc and Unilever PLC

“I was personally really happy to welcome [Nelson] on the board, and I have not been disappointed and I think neither has the rest of the board. He is constructive, he is very insightful and of course brings a lot of analytical firepower... I have a lot of respect for his poin of view....”

– Nils Anderson (Chair of Unilever from 2019 – Present; December 10, 2022)

Unilever Investor Event 2022

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